Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 13, 2020 (this “Agreement”), is entered into by and among LIBBEY GLASS LLC, a Delaware limited liability company (“Libbey Glass”), LG MERGER SUB LLC, a Delaware limited liability company (“Merger Sub”), LG ACQUIRER HOLDCO INC. (“Acquirer”) and LIBBEY HOLDINGS INC. (“Parent”).

RECITALS

WHEREAS, each of the sole member of Libbey Glass and the sole member of Merger Sub have each (i) determined that it is advisable and in the best interests of Libbey Glass and Merger Sub, as applicable, to enter into this Agreement and consummate the Merger pursuant to the provisions of Section 18-209 of the Delaware Limited Liability Company Act, as amended (the “Act”), and (ii) authorized and approved the Merger and authorized, approved and adopted this Agreement, in each case, upon the terms and conditions hereinafter set forth; and

WHEREAS, as contemplated by the First Amended Joint Plan of Reorganization for Libbey Glass and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code filed with the Bankruptcy Court for the District of Delaware (including the exhibits thereto, the “Plan”) and pursuant to the Restructuring Transaction Steps (as defined in the Plan), upon consummation of the Merger (as define below), Libbey Glass will distribute shares of the New Equity Interests (as defined in the Plan) to the holders of Class 5 – Prepetition Term Loan Claims (Secured Portion) (as defined in the Plan) and DIP Facility Claims (as defined in the Plan).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           The Merger. In accordance with Section 18-209 of the Act, at the Effective Time (as defined below), Merger Sub shall be merged with and into Libbey Glass, the separate corporate existence of Merger Sub shall cease and Libbey Glass shall continue as the surviving company (the “Merger”). Libbey Glass as the surviving company after the Merger is hereinafter sometimes referred to herein as the “Surviving Company”. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 18-209 of the Act.

2.          Effective Time. The Merger shall become effective at the time the Certificate of Merger (as defined below) shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as Libbey Glass and Merger Sub shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

3.           Agreement and Plan of Merger. This Agreement shall be the “agreement of merger” required by Section 18-209 of the Act.

4.          Certificate of Merger. Libbey Glass and Merger Sub agree that they will cause to be executed and delivered the certificate of merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere to effect the Merger. Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and the Certificate of Merger.

5.           Certificate of Formation. The certificate of formation of Libbey Glass immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company immediately following the Effective Time.

6.           Limited Liability Company Operating Agreement. The limited liability company operating agreement of Merger Sub immediately prior to the Effective Time shall be the limited liability company operating agreement of the Surviving Company immediately following the Effective Time.

7.           Officers. The officers of Libbey Glass immediately prior to the Effective Time shall be the officers of the Surviving Company immediately following the effective time.

8.         Effect of Merger on Membership Interests. At the Effective Time, by virtue of the Merger and without any action of the members of Libbey Glass or Merger Sub, (a) each outstanding limited liability company membership interest of Merger Sub shall be converted into and shall thereafter evidence a duly authorized and validly issued limited liability company membership interest of the Surviving Company and (b) each outstanding limited liability company membership interest of Libbey Glass shall be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof under their Agreement, other than, without duplication, as described pursuant to the Plan.

9.          Allocation of Consideration. Acquirer shall prepare and deliver to Parent a schedule reasonably allocating the consideration (and any other items properly taken into account in determining Parent’s amount realized under the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) among the assets of Libbey Glass (and, with respect to any amounts allocated to any Asset Sale Transferred Subsidiary, as hereinafter defined, among the assets of such Asset Sale Transferred Subsidiary) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (such schedule, the “Allocation Statement”). The parties agree to file all tax returns consistent with the Allocation Statement. For purposes of this Section 9, the term “Asset Sale Transferred Subsidiary” shall mean (a) any direct or indirect subsidiary of Libbey Glass that is disregarded as separate from Libbey Glass or any other Asset Sale Transferred Subsidiary for U.S. federal income tax purposes, or (b) any direct or indirect subsidiary of Libbey Glass with respect to which Acquirer determines to make, and to cause Parent to make, an election under Section 338(h)(10) of the Code in connection with the Merger.

10.         Section 338(h)(10) Elections. Parent shall make, or shall join Acquirer in making, any tax election requested by Acquirer with respect to the Merger, including, for the avoidance of doubt, joint elections with Acquirer under Section 338(h)(10) of the Code (and any analogous election under state or local law) with respect to any subsidiary of Libbey Glass.

11.         Intended Tax Treatment. The parties acknowledge and agree that for U.S. federal, state and local income tax purposes, the transactions contemplated by this Agreement shall be treated as a taxable sale of the assets (as determined for U.S. federal income tax purposes) of Libbey Glass by Parent to Acquirer. If Acquirer determines to make an election under Section 338(h)(10) of the Code with respect to any direct or indirect subsidiary of Libbey Glass, the parties shall treat the transaction in a manner consistent with Section 338(a) of the Code. The parties shall file all tax returns in a manner consistent with the foregoing unless otherwise required by a change in law after the date hereof or a final determination with the meaning of Section 1313 of the Code (or any comparable provision of U.S. state or local law).

12.        Tax Cooperation. The parties will cooperate fully with each other regarding tax matters and will make available to the other as reasonably requested all information, records and documents relating to taxes with regard to Libbey Glass (and its underlying assets) until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such taxes, and assistance as may reasonably be requested by any of them in connection with (a) the preparation of any tax return relating to Libbey Glass (and its underlying assets), (ii) the determination of any liability in respect of taxes or the right to any refund, credit or prepayment in respect of taxes, or (iii) any audit or other examination by any governmental authority, or any judicial or administrative proceeding with respect to any taxes relating to Libbey Glass (and its underlying assets).  Notwithstanding anything in this Section 12 to the contrary, the parties and their respective affiliates shall not be required to provide to each other any records, tax returns or any other information, in each case, which includes any information not solely related to Libbey Glass (or its underlying assets that are being transferred pursuant to the Merger).

13.        Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effect the Merger and to comply with the requirements of the Act. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Libbey Glass or Merger Sub, or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of Libbey Glass and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Libbey Glass and Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

14.        Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the member of Libbey Glass or Merger Sub if it should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of Libbey Glass or Merger Sub. In the event of such termination and abandonment, this Agreement shall become void and neither Libbey Glass nor Merger Sub nor their respective members or officers, as the case may be, shall have any liability with respect to such termination and abandonment.

15.        Amendment and Waiver. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the Act, be supplemented, amended or modified by the mutual consent of the parties hereto. Any extension or waiver of the obligations herein of either party shall be valid only if set forth in an instrument in writing referring to this section and signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

16.         Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

17.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

18.         No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

19.       Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

20.        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

21.       Entire Agreement. This Agreement, including the agreements, documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

22.        Counterparts. This Agreement may be executed in counterparts, any of which may be executed and delivered by facsimile, each of which when executed shall be deemed to be an original and all of which shall constitute one and the same agreement.

23.        Agreement on File. This Agreement shall be on file with the Surviving Company at the following address: 300 Madison Avenue, Toledo, Ohio 43699. A copy of this Agreement shall be furnished by the Surviving Company upon written request and without cost to any person holding an interest in any party to the Merger.

Signature page follows.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

LIBBEY GLASS LLC

By:	/s/ Jennifer M. Jaffee
Name:	Jennifer M. Jaffee
Title:	Senior Vice President, General Counsel and Secretary

LG MERGER SUB LLC

By:	/s/ Jennifer M. Jaffee
Name:	Jennifer M. Jaffee
Title:	Senior Vice President, General Counsel and Secretary

LG ACQUIRER HOLDCO INC.

By:	/s/ Jennifer M. Jaffee
Name:	Jennifer M. Jaffee
Title:	Senior Vice President, General Counsel and Secretary

LIBBEY HOLDINGS INC.

By:	/s/ Jennifer M. Jaffee
Name:	Jennifer M. Jaffee
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Certificate of Merger

(See attached)